Exhibit 2.16

ASSET PURCHASE AGREEMENT

BY AND AMONG

PEREGRINE SYSTEMS LTD.,

and

TSB SOLUTIONS INC.

NOVEMBER 7, 2002

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of November 7, 2002 by and between Peregrine Systems Ltd., a corporation existing under the laws of Province of Ontario (“PSL” or “Seller”) and TSB Solutions Inc., a corporation existing under the laws of Province of Ontario (“Buyer”).

RECITALS

A.             Seller wishes to sell certain assets used in connection with Seller’s Telco business products;

B.              Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, concurrently herewith, all of Seller’s interest in the Acquired Assets (as defined herein) and Seller wishes to assign, and Buyer wishes to assume, all Assumed Liabilities (as defined herein), all for the Purchase Price (as defined herein) and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1            Transferred Assets. Upon the terms and subject to the conditions hereof, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the assets listed on Schedule 1.1 hereto (the “Acquired Assets”).

1.2            Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any assets of Seller (and of all direct or indirect subsidiaries of Seller) not set forth on Schedule 1.1 will be retained by Seller (or the applicable subsidiary of Seller) and are excluded from the Acquired Assets.

1.3            Consideration. The purchase price for the Acquired Assets shall be US$400,000 (the “Purchase Price”).

1.4            Assumed Liabilities. Concurrently herewith, Seller hereby assigns and transfers to Buyer, and Buyer assumes, and shall henceforth fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller under each of the agreements listed on Schedule 1.4(a) hereto (the “Assumed Liabilities”). All Liabilities of the Seller or any of its affiliates not listed on Schedule 1.4(a) (the “Excluded Liabilities”) shall be the sole responsibility of the Seller or its affiliates, as the case may be.

1.5            Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets (the “Closing”) shall take place at the offices of Heller Ehrman White and McAuliffe LLP, 4350 La Jolla Village Drive, San Diego, CA 92122 or at such other location as Seller and Buyer may agree, and on a date mutually agreed upon by Buyer and Seller within five business days after all conditions precedent to Closing have been satisfied or waived (the “Closing Date”).

1.6            Further Assurances. Buyer and Seller will each use reasonable efforts to obtain written consents to the transfer and assignment of the Acquired Assets and Assumed Liabilities to Buyer, and, at Seller’s option, the novation of Seller, where the approval or other consent of any other person may be required for these actions. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and Buyer and Seller will each solicit such releases concurrently in a manner acceptable to both Buyer and Seller, with the solicitation of consents from third parties to the transfer, assignment and novation of the Acquired Assets and the Assumed Liabilities; provided, that, neither party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release.

1.7            Lease Agreements.

(a)              Schedule 1.1 contains a list of the real property lease agreements desired by the parties to be for the benefit of Buyer after the Closing Date (collectively, the “Lease Agreements”). The Seller and Buyer shall use their commercially reasonable efforts to obtain all required consents to assign the Lease Agreements to the Buyer (the “Lease Consents”), and shall satisfy the lawful, commercially reasonable, requirements of the lessor of such leased property as a condition to the granting of a Lease Consent.

(b)             In the event that any Lease Consent required hereunder is not obtained on or before the Closing Date, then

(i)            on the Closing Date the Buyer shall receive a sublease of, or if a sublease is not permitted a license to use, the leased property, on the same terms and conditions (including price) as in effect immediately prior to the Closing Date, at the Buyer’s expense to the fullest extent permitted by law and the Lease Agreement (other than as would cause a Lease Agreement to terminate) which will continue until the earlier of (i) the date such Lease Consent for such leased property is obtained, or (ii) the date such Lease Consent is finally and unconditionally denied by the lessor; and

(ii)           the Buyer shall reimburse or cause to be reimbursed to the Seller as they become due any liability, rentals, operating costs, fees, taxes, insurance, repairs, alterations, improvements, other liabilities, costs and expenses (a) reasonably incurred by the Seller under or in connection with the relevant Lease Agreement, and (b) that would otherwise have been incurred by the Buyer had the leased property been assigned or conveyed to the Buyer on the Closing Date.

(c)              The Seller shall have no liability or other obligation to the Buyer or any other person or entity for the inability to obtain a Lease Consent.

1.8            Post-Closing Transfers. Following the Closing, and for a period of three (3) months thereafter, the parties shall cooperate with each other to identify any assets that were not designated as part of the Acquired Assets at the Closing, but which relate primarily to the acquired business and should have been transferred to the Buyer (the “Nontransferred Assets”). To the extent any Nontransferred Assets are identified and the Seller is legally and contractually permitted to transfer such assets, the Seller shall, at no cost to the Buyer, promptly take all actions to transfer such Nontransferred Assets to the Buyer. In the event the Seller is required to obtain the consent or approval of any person or entity prior to the transfer of any Nontransferred Asset, then the Seller shall, at its own expense, use its commercially reasonable efforts to promptly obtain such approval or consent, and upon obtaining such approval or consent, shall promptly transfer such Nontransferred Asset to the Buyer; provided, however, that in no event will Seller be required to pay third parties to obtain consents. In the event the Seller is unable to obtain such approval or consent, then the Seller and the Buyer shall discuss in good faith an appropriate resolution for the disposition of such Nontransferred Asset.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

2.1            Organization and Standing; Restated Certificate and Bylaws. Buyer is a corporation duly organized and validly existing under, and by virtue of, the laws of Ontario and is in good standing under such laws. Buyer has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

2.2            Corporate Power and Authority. Buyer has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of Buyer, its directors and its stockholders necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

2.3            No Conflicts. The execution, delivery, performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, Buyer’s Certificate of Incorporation or its Bylaws, any of Buyer’s material agreements or any applicable statute, rule, regulation, order or restriction of any federal or state governmental entity or agency thereof.

2.4            Disclosure. The Seller has provided to Buyer or its counsel all information necessary to respond to Buyer’s requests for information.

2.5            Seller Representations and Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III, BUYER

ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES OF SELLER SET FORTH IN ARTICLE III, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS AND SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER’S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, subject to such exceptions as are specifically disclosed in writing in the disclosure schedules dated as of an even date herewith supplied by Seller to Buyer and referencing a specific representation supplied by Seller to Buyer, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Seller specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

3.1            Organization of Seller. Seller is a corporation duly organized and validly existing under the laws of the Province of Ontario, Canada and is in good standing under such laws. Seller has the corporate power to own, lease and operate its assets and property and to carry on its business as is now being conducted.

3.2            Corporate Power and Authority. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3            No Conflict. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the charter documents of Seller or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller which would result in a material adverse affect on the ability of Seller to consummate the transactions contemplated under this Agreement.

3.4            Intangible Property. Schedule 1.1 sets forth all of the software, patents, trademarks, service marks and trade names (collectively, the “Proprietary Rights”) that are included in the Acquired Assets. To the Seller’s Knowledge Regarding Intangible Property (as defined below), Seller owns all Proprietary Rights that are included in the Acquired Assets. To the Seller’s Knowledge Regarding Intangible Property, Seller has not received any notices of infringement by Seller of any Proprietary Rights of others. To the Seller’s Knowledge Regarding Intangible Property, none of the present activities of Seller related to the Acquired Assets, nor the Acquired Assets, infringe on any Proprietary Rights of others; and Seller is not aware of any infringement or violation by others of the Proprietary Rights that are included in the Acquired Assets. For the purposes of this Section 3.5, “Seller’s Knowledge Regarding Intangible Property” means the actual present knowledge of Luke Pistorius.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1            Legal Requirements; Reasonable Actions. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such reasonable requirements imposed upon such other party in connection herewith. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration or filing with, or an exemption by, any governmental entity or other third party, required to be obtained or made by such party or its subsidiaries in connection with this Agreement and consummating the transactions contemplated hereby, or the taking of any action contemplated thereby or by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

4.2            Bulk Sales Act (Ontario). Notwithstanding anything to the contrary contained in this Agreement, the Buyer hereby waives compliance by the Seller with the provisions of the Bulk Sales Act (Ontario) and any other similar legislation applicable to the Acquired Assets.

4.3            Rights to Peregrine Trademarks. As promptly as practicable, but in no event later than 30 days after the date of this Agreement, Buyer shall cease all use of Seller’s trademarks (which for purposes of this Section 4.2 shall include any trademarks of Seller’s direct or indirect parent companies or subsidiaries), including any use of Seller’s trademarks contained in or embodied in the Acquired Assets (including in any source code, product documentation, labels, proprietary notices and marketing material).

4.4            Employee Matters.

(a)           Schedule 4.4(a) contains a list of all employees employed by Seller as of the date hereof in connection with the Acquired Assets (the “Designated Employees”). Buyer shall, upon execution of this Agreement, make offers of employment to each of the Designated Employees, such offers of employment to be upon substantially the same terms and conditions as to position, compensation, benefits and perquisites as each such Designated Employee enjoyed immediately prior to the date of this Agreement.

(b)           Seller shall be responsible for the payment of all employment compensation earned by the Designated Employees to the Closing Date, including, without limitation, salary and bonus, the provision of all benefits to which the Designated Employees are entitled to the date of this Agreement, and the payment of all sums required by statute to be remitted on behalf of the Designated Employees to the Closing Date. Buyer shall be responsible for the payment of all employment compensation accruing and owing to the Designated Employee from the Closing Date and the provision of all benefits to which the Designated Employees are entitled on and after the Closing Date pursuant to their employment with Buyer as contemplated by this Agreement. Buyer shall also be responsible for all accrued vacation of the Designated Employees.

(c)           Buyer shall be liable for and hereby indemnifies Seller against all liabilities, claims, costs or demands of any nature of kind arising from or relating in any way to the termination of the employment of any of the Designated Employees with the Buyer on or after the date of this Agreement. More particularly, but not so as to limit the generality of the foregoing, Buyer shall be responsible for all notice, pay in lieu of notice or severance owing to any such Designated Employee, whether such liability arises under statute, contract or otherwise.

(d)           Buyer shall be responsible for liabilities with respect to the termination of any Designated Employee by Buyer subsequent to the Closing Date, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer subsequent to the Closing Date, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

4.5            Access to Records after the Effective Date; Delivery of Records. For a period of one year after the Closing Date, Seller and its representatives, on one hand, and Buyer and its representatives, on the other, shall have reasonable access to any books, records, documents, files and correspondence to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the business relating to the Acquired Assets, in the case of the Seller prior to the Closing Date, and in the case of Buyer after such date. Such access shall be afforded upon receipt of reasonable advance notice, during normal business hours and at the expense of the party seeking access.

4.6            Public Disclosure. Unless otherwise required by law (including applicable securities laws) or, as to Seller by the rules and regulations of The Nasdaq National Market, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Seller prior to release.

4.7            Tax Matters.

(a)           Allocation of Purchase Price. Buyer and Seller shall agree on an allocation of the Purchase Price to the different Acquired Assets for U.S. and Canadian Tax (as defined below) purposes as set forth in Schedule 4.7, if attached, and otherwise using the procedures set forth in this Section (the “Allocation Statements”). Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any governmental authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Allocation Statements (if not attached to this Agreement) and any Forms 8594 in a manner consistent with under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the “Code”) and other applicable legal requirements, and shall deliver such Form or Forms and all documentation used in the preparation and support of the Allocation Statements and Form or Forms (including, but not limited to, appraisals) to the Seller within 30 days after the date of this Agreement. Seller shall notify Buyer within 10 days of receipt of such documentation of any changes, and otherwise shall be deemed to have accepted such forms and such Allocation Statements. Buyer and Seller agree to file the agreed upon Form or Forms 8594 with each relevant taxing authority and to refrain from taking any position inconsistent with such Form or Forms or the agreed Allocation Statements.

(b)           Filing of Returns and Payment of Taxes. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax (as defined below) returns, reports and forms (“Tax Returns”) and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to any taxable period which ends immediately prior to the date of this Agreement (the “Pre-Closing Tax Period”). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Acquired Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

(c)           Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

(d)           Transfer Taxes. All transfer, documentary, sales, use, registration, value-added, goods and services, real estate transfer, capital gains taxes and any similar taxes and related fees incurred in connection with this Agreement, and the transactions contemplated hereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption which could reasonably be expected to result in any governmental audit of its books and records.

(e)           Tax Definitions. For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, goods and services, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any person with respect to such amounts.

(f)            (i)            Buyer hereby represents and warrants to Seller that:

(A)          Buyer is registered for purposes of Part IX of the Excise Tax Act (Canada) (the “GST Legislation”) and its registration number is          ; and

(B)           Buyer is acquiring under this Agreement ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for Buyer to be capable of carrying on the business carried on by Seller.

(ii)           Seller and Buyer will jointly execute in prescribed form, and Buyer will file within the required time, an election under subsection 167(1) of the Excise Tax Act (Canada) that no tax be payable pursuant to the GST Legislation with respect the purchase and sale of the Acquired Assets.

(iii)          Buyer will indemnify Seller against any tax, interest or penalties arising from the determination that the conditions for filing the election pursuant to subsection 167(1) of the Excise Tax Act (Canada) have not been satisfied.

ARTICLE V

CONDITIONS TO CLOSING

5.1            Conditions to Buyer’s and Seller’s Obligation to Close. Each of Buyer’s and Seller’s obligation to consummate the transactions contemplated herein shall be conditioned upon the satisfaction or written waiver of each of the following conditions precedent:

(a)           Consent; Release of Liens. The Seller shall have received, if Seller deems the same to be necessary, (i) the written consent (in form and content reasonably satisfactory to Buyer) of (1) Foothill Capital Corporation (as agent under the Loan and Security Agreement dated as of June 12, 2002, among Peregrine Systems, Inc. and its Subsidiaries signatory thereto and Foothill Capital Corporation and Lender signatory thereto), (2) Fleet Business Credit, LLC (as agent under the Forbearance Agreement dated as of August 26, 2002 among Peregrine Systems, Inc. and each of its Subsidiaries signatory thereto, Fleet Business Credit, LLC, Wells Fargo HSBC Trade Bank, N.A. and Silicon Valley Bank, and/or (3) BMC Software, Inc. (as agent under the Debtor in Possession Credit Agreement dated as of September 24, 2002, among Peregrine Systems, Inc., Peregrine Remedy, Inc., Peregrine Systems Global Ltd. and Remedy Software Ireland, Ltd. and BMC Software, Inc.) (collectively, the “Secured Entities”) to the consummation of the transactions contemplated by this Agreement, and (ii) each such parties’

agreement to release any and all liens and security interests held by Secured Entities (in any capacity) relating to the Acquired Assets; and prior to or concurrently with the consummation of the transactions contemplated herein, each such Secured Entity shall have terminated and released its respective security interests in the Acquired Assets in a manner sufficient to enable Seller to transfer the Acquired Assets to Buyer on the Closing Date free and clear of such security interests as required by this Agreement.

(b)           Receipt of Funding. Buyer shall have received funds from Symphony Technology Group or its affiliates under substantially the same terms as agreed upon in the term sheet between Symphony Technology Group, LLC and TSB Solutions Inc., dated November 5, 2002.

5.2           Conditions to Seller’s Obligation to Close. Seller’s obligation to consummate the transactions contemplated herein shall be conditioned upon the satisfaction or written waiver of each of the following conditions precedent:

(a)           Representations and Warranties True. The representations of the each of the respective parties Buyer contained in Article II shall be true and correct on the Closing Date.

(b)           Releases from Employees. Seller shall have received a release in substantially the form attached hereto as Exhibit 5.1(c) from each of the Designated Employees.

5.3            Conditions to Buyer’s Obligation to Close. Buyer’s obligation to consummate the transactions contemplated herein shall be conditioned upon the satisfaction or written waiver of each of the following conditions precedent:

(a)           Representations and Warranties True. The representations of the Seller contained in Article III shall be true and correct on the Closing Date.

5.4            Termination of Agreement. This Agreement may be terminated prior to Closing, and, except in the event of willful breach of this Agreement, the parties hereto shall be relieved and discharged of and from any further liability or obligation hereunder:

(a)           by either Seller or Buyer if the Closing has not taken place on or before December 31, 2002 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement);

(b)           by the mutual written consent of the Seller and Buyer; or

(c)           by either Seller or Buyer, if any order by any governmental body of competent jurisdiction preventing or prohibiting consummation of the transactions contemplated hereby (including the failure of the Bankruptcy Court to issue the Approval Order) shall have become final and nonappealable.

ARTICLE VI

DELIVERIES BY THE PARTIES

6.1           Deliveries By Buyer. At the Closing, Buyer shall deliver to Seller each of the following:

(a)           Purchase Price. The Purchase Price in cash by wire transfer in accordance with written instructions provided to Buyer by Seller within 24 hours prior to the Closing.

(b)           Transfer Documents. Buyer’s executed signature page to each of (i) the Assignment and Assumption Agreement in the form attached hereto as Exhibit A; (ii) the Bill of Sale and Conveyance in the form attached hereto as Exhibit B; and (iii) such other documents as necessary to effectuate the sale (collectively, the “Collateral Agreements”).

6.2           Deliveries by Seller. At the Closing, Seller shall deliver to Buyer Seller’s executed signature page to each Collateral Agreement.

ARTICLE VII

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

LIMITATION OF LIABILITY

7.1            No Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon the consummation of the purchase and sale of the Acquired Assets pursuant to this Agreement.

7.2            No Liability for Breaches of Representations and Warranties. Other than fraud claims, no party to this Agreement shall be liable to any other party for any breach of any representation or warranty contained herein or in any certificate delivered pursuant hereto or for any loss, liability, damage, or expense arising from or associated with any such breach.

ARTICLE VIII

GENERAL PROVISIONS

8.1            Notices. Any request, communication or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognized overnight courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (a) upon confirmation of delivery, if sent by facsimile, and (b) upon delivery, if sent by recognized overnight courier service or personal delivery.

(i)	if to Seller, to:

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Attention: General Counsel

Telephone No.: (858) 481-5000
Facsimile No.: (858) 794-5057

with a copy (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122
Attention: Joseph Lesko
Telephone No.: (858) 450-8400
Facsimile No.: (858) 450-8499

(ii)	if to Buyer, to:

TSB Solutions Inc.
5399 Eglinton Avenue West, Suite 115
Etobicoke, Ontario
M9C 5K6
Attention: David Kirwan
Telephone No.:
Facsimile No.:

with a copy (which shall not constitute notice) to:

Minden Gross Grafstein & Greenstein LLP
Barristers & Solicitors
111 Richmond Street West, Suite 700
Toronto, ON M5H 2H5
Attention: Daniel Rothberg
Telephone No.: (416) 362-3711
Facsimile No.: (416) 864-9223

8.2            Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by each of the Seller and Buyer.

8.3            Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4            Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the exhibits hereto, the Collateral Agreements and the documents, instruments and other agreements among the parties hereto and thereto referenced herein and therein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants, except as specifically set forth herein; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.5            Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6            No Consequential Damages. Notwithstanding any provision in this Agreement, neither party shall be liable for any indirect, special, punitive, consequential, or incidental damages, lost savings, lost revenue, loss or profits or goodwill, or other such damages, regardless of the form of action, in connection with any aspect of the transactions contemplated by this Agreement or the Collateral Agreements, even if advised of the possibility of such damages.

8.7            Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a California state or federal court sitting in the City of San Diego, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

8.8            Waiver of Jury Trial.EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF THE SELLER OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.9            Rules of Construction.The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLER”	PEREGRINE SYSTEMS, LTD.
an Ontario corporation.

	By:	/s/ Ken Sexton
[Name] Ken Sexton
[Title] VP

“BUYER”	TSB SOLUTIONS INC.
an Ontario corporation

By:
[Name]
[Title]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLER”	PEREGRINE SYSTEMS, LTD.
an Ontario corporation.

By:
[Name]
[Title]

“BUYER”	TSB SOLUTIONS INC.
an Ontario corporation

	By:	/s/ David Kirwan
[Name] DAVID KIRWAN
[Title] PARTNER

/s/ David Kirwan
DAVID KIRWAN
PARTNER

[Signature Page to Asset Purchase Agreement]

INDEX OF EXHIBITS

Exhibit	Description
5.1 (c)	Form of Employee Release
A	Assignment and Assumption Agreement
B	Bill of Sale and Conveyance

Exhibit 5.l(c)

November •,2002

Dear                   :

This is to advise that Peregrine Systems Ltd. (“Peregrine”) has entered into an agreement to sell its business to TSB Solutions Inc. (“TSB”), a corporation controlled by                          . It is anticipated that the transaction will close on                          , 2002.

We believe the transaction to be in the best interest of Peregrine, its customers and its employees. It is anticipated that TSB will, prior to closing, offer employment to each of Peregrine’s employees on substantially the same terms and conditions of employment as apply on the date of closing and that each employee electing to accept the offer will join TSB with their seniority intact.

In anticipation of the sale, I have enclosed with this letter a form of resignation from employment with Peregrine Systems Ltd. which I would ask you to sign and return to me. Your resignation will only be effective if the transaction closes. The resignation is of no effect if the transaction doesn’t close.

Should there be any questions with respect to this matter, please contact the undersigned.

Yours truly,

PEREGRINE SYSTEMS LTD.

BY:

***

To: Peregrine Systems Ltd.

I acknowledge receipt of the foregoing letter advising of the sale of the business of Peregrine Systems Ltd. to TSB (“the Transaction”). I hereby resign my employment with Peregrine Systems Ltd. effective immediately prior to the closing of the Transaction.

This notice of resignation will be void and of no effect in the event that the Transaction does not close.

NAME	SIGNATURE

INDEX OF SCHEDULES

Schedule	Description
Schedule 1.1	Acquired Assets
Schedule 1.4(a)	Assumed Liabilities
Schedule 4.4(a)	Designated Employees